Exhibit 99.1

FOR IMMEDIATE RELEASE – JUNE 30, 2004

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP TO CELEBRATE FIFTH YEAR AS PUBLIC COMPANY

CEO TO OPEN NASDAQ NATIONAL MARKET IN HONOR OF ANNIVERSARY

EARNINGS RELEASE DATE ANNOUNCED

Paramus, New Jersey, June 30, 2004 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, will celebrate the fifth anniversary of its July 13, 1999 initial public offering. To honor the occasion, Ronald E. Hermance, Jr., President and CEO of Hudson City Bancorp, is scheduled to open the NASDAQ National Market on July 21, 2004.

Hudson City Bancorp will report the results of operations for the quarter and year to date periods ended June 30, 2004 on July 21, 2004. The earnings release, detailing the results of operations and financial condition of Hudson City Bancorp, will be issued prior to the opening of the equity markets on that date. Analysts covering Hudson City have a second quarter and full year 2004 consensus estimates of $0.31 and $1.27, respectively (per I/B/E/S). On noting the consensus estimates, Mr. Hermance said “The analysts who cover us have done their homework and have provided reasonable earnings estimates.”

Hudson City Bancorp maintains its corporate office in Paramus, New Jersey. Its wholly owned subsidiary, Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey operating 84 full-service branches in fifteen New Jersey counties. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

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